EXHIBIT 4.2
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[LOGO] VeriSign
1350 Charleston Road
Mountain View, CA 94043, U.S.A.
Phone: 650.961.7500  Fax: 650.961.7300
Web: www.verisign.com
FEIN:  94-3221585

                                      VeriSign International Affiliate Agreement
                                                           |X| Processing Center
                                                              |_| Service Center
                                                       CONTRACT NO._____________

AFFILIATE                                       AFFILIATE LEGAL NOTICES
EURO 909.COM A/S A DENMARK CORPORATION          Mr. Bertel E. Jensen
Toldbodgade 63
1253 Copenhagen K
DENMARK

AFFILIATE CONTACT                               AFFILIATE ADMINISTRATIVE CONTACT
Name:    Mr. Aldo Petersen                      Name:    Mr. Bertel E. Jensen
         ---------------------------                     --------------------
Title:   CEO                                    Title:   CFO
         ---------------------------                     --------------------
Phone:   +45 39 540 002                         Phone:   +45 39 540 005
         ---------------------------                     --------------------
Fax:     +45 39 664 021                         Fax:     +45 39 664 021
         ---------------------------                     --------------------
Email:   aldo@euro909.com                       Email:   jensen@euro909.com
         ---------------------------                     --------------------

EFFECTIVE DATE:     November 17, 2000
                    ------------------
TERM OF AGREEMENT:  Five (5) Years
                    --------------------------
TERRITORY:          DENMARK, NORWAY, SWEDEN AND ENGLAND
                    ----------------------------------------

SCHEDULES

|X| Schedule 1: Definitions                |X| Schedule 4: VeriSign Trademark
                                                           Usage
|X| Schedule 2: Fees                       |X| Schedule 5: Affiliate Trademark
                                                           Usage
|X| Schedule 3: Type of Services Offered   |X| Schedule 6: Affiliate Status
                                           |X| Schedule 7: Key Recovery
                                                           Software

This International Affiliate Agreement, consisting of this cover sheet and the applicable Schedules presently attached or to be attached to this Agreement, each of which is incorporated into and made a part of this Agreement by this reference (collectively, the "Agreement"), effective as of the Effective Date set forth above, is entered into by and between VeriSign, Inc., a Delaware corporation ("VeriSign"), having its principal place of business as set forth above, and the party identified above as Affiliate ("Affiliate"), having its principal place of business as set forth above.

AFFILIATE HAS READ THIS AGREEMENT AND UNDERSTANDS THAT THE APPLICABLE SCHEDULES APPLY FULLY TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

AFFILIATE:                                            VERISIGN, INC.:
By: /s/ Aldo Petersen / Karoly Laszlo Nemeth          By:  /s/ Quentin Gallivan
   -----------------------------------------------       ---------------------------------------

Printed Name: Aldo Petersen / Karoly Laszlo Nemeth    Printed Name: Quentin Gallivan
             -------------------------------------                ------------------------------

Title: CEO / Member of the Board of Directors         Title: Executive Vice President
      --------------------------------------------          ------------------------------------


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 2

                                   BACKGROUND

      VeriSign has developed certain Internet Trust services and products, including software, hardware, training, customer service, marketing programs and related intellectual property rights. Affiliate wishes to become an affiliate of VeriSign for the distribution and delivery of VeriSign Certificate services and products within a specified territory pursuant to the terms set forth in this Agreement.

                                    AGREEMENT

1. DEFINITIONS

      Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the attached Schedule 1, the CPS and the VeriSign Affiliate Programs or Program Descriptions delivered to Affiliate by VeriSign (the "Program Descriptions" or "Programs").

2. APPOINTMENT

      Subject to the terms of this Agreement, VeriSign hereby appoints Affiliate, and Affiliate hereby accepts such appointment, as an affiliate of VeriSign for the purpose of providing in the Territory (as defined on page 1 hereto) the Products and Services made available by VeriSign for the term of this Agreement. Affiliate shall exercise its rights under the licenses granted pursuant to this Agreement in accordance with the CPS and the Programs, then in effect. VeriSign shall have the right to modify the Programs from time to time, although no such modification shall result in any materially increased obligations of Affiliate.

      2.1 Certificates. VeriSign grants Affiliate the nonexclusive, non-transferable (except as set forth herein) right and license to use the VeriSign Software, including but not limited to, OnSite, the Subscriber Documentation, the Brand, and CPS for the purpose of approving, issuing, suspending or revoking Certificates in the Territory in accordance with the CPS and the Program Descriptions, only as designated in Schedule 3, "Type of Service Authorized."

            2.1.1 Local Registration Authority and Certification Authority Appointment. Subject to the terms of this Agreement (including the authorization set forth in Schedule 3) and the Program Descriptions, VeriSign hereby appoints Affiliate, and Affiliate hereby accepts such appointment, as a Local Registration Authority ("LRA") and as a Certification Authority ("CA") for enrollment services for Public Certificates.

            2.1.2 Grant of Authority to Issue Certificates. Effective upon VeriSign's approval of a Validation of Identity Process, as described in the CPS and/or the Program Descriptions, VeriSign grants to Affiliate the authority for the term of this Agreement to act as an LRA and to collect, store and submit requests to VeriSign for issuance of Certificates in the Classes set forth in
Schedule 3 to Subscribers in the Territory.

            2.1.3 Limitations on Authority. Certificates shall only be generated by Affiliate acting as CA through the use of the applicable VeriSign Software, and Certificates will only be generated by VeriSign acting as a CA in response to a request from Affiliate acting as LRA submitted through the use of VeriSign Software.

      2.2 Manner of Performance. Affiliate will perform the LRA services and the CA services which Affiliate is authorized to perform pursuant to this Agreement in a competent and professional manner which reflects favorably on the VeriSign Products and Services and the goodwill and reputation of VeriSign. Affiliate's practices will conform to the requirements of the CPS and the Programs, any of which as amended from time to time.

      2.3 Non-Competition. Affiliate agrees that it will not at any time during the term of this Agreement engage in research on, or development, production, marketing or selling of, a Conflicting Product or Service. For purposes of this Section, "Conflicting Product or Service" means any product or service of the type and kind manufactured, engineered, developed, distributed, sold, marketed or rendered by VeriSign, where the features and performance of the product or service are substantially similar to those of a VeriSign Product or Service in production as of the Effective Date or during the term of this Agreement, or for which substantial development has commenced as of the Effective Date or during the term of this Agreement. Affiliate agrees that it will not at any time during the term of this Agreement have any interest in any Conflicting Organization or other entity (whether as an agent, security holder, partner, creditor, consultant, licensor, licensee or otherwise) that engages, or is preparing to engage, in research on, or development, production, marketing or selling of, a Conflicting Product or Service. For purposes of this Section, "Conflicting Organization" means any person or organization, or any person


                                               VeriSign Confidential -- ver. 2.2
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International Affiliate Agreement
Page 3


or organization controlled by, controlling or under common control with such person or organization, who or which is engaged in, or who Affiliate knows is about to become engaged in, research on, or development, production, marketing or selling of, a Conflicting Product or Service. Affiliate agrees that it will not at any time during the term of this Agreement market or sell the Services outside the approved Territory. If Affiliate desires to market or sell in additional Territories, Affiliate must purchase additional licenses from VeriSign.

3. NATURE OF LICENSE

      The licenses granted to Affiliate in Section 2 above include the rights set forth below.

      3.1 Development of Translated Versions and Compliance Amendments.

            3.1.1 Translated Versions. VeriSign hereby grants Affiliate the nonexclusive, non-transferable, except as set forth herein, right and license to translate or procure the translation, of appropriate object code of the Software Platform, Selected Applications, Subscriber Documentation, and the CPS into the Designated Language(s) to create Translated Versions. Any such Translated Versions and amendments thereto are the property of VeriSign and VeriSign shall hold all right, title and interest in such Translated Versions and amendments.

            3.1.2 Compliance Amendments. Upon payment of the CPS License Fee and maintenance fees, Affiliate shall make the necessary modifications to the CPS to make it suitable for use in the Territory with respect to the relevant Software Platforms and Selected Applications. Affiliate shall be fully responsible for insuring that the Software Platform, Selected Applications, Subscriber Documentation, and the CPS (in their untranslated and, if translated pursuant to Section 3.1.1 above, in their translated forms) are in compliance with the laws and regulations of the Territory. VeriSign hereby grants Affiliate the nonexclusive, non-transferable, except as set forth herein, right and license to modify, with the prior written consent of VeriSign, not to be unreasonably withheld, the Software Platform, Selected Applications, Subscriber Documentation, and the CPS to bring the foregoing into compliance with the laws and regulations of the Territory. In the event Affiliate believes an amendment to the Software Platform, Selected Applications, Subscriber Documentation, or the CPS is necessary, it shall only do so with the prior written consent of VeriSign, not to be unreasonably withheld.

            3.1.3 Approval of Translated Versions and Compliance Amendments. Prior to Affiliate's use or distribution of any Translated Version or any Compliance Amendments not delivered to Affiliate by VeriSign, Affiliate shall submit to VeriSign a copy of any such Translated Version or Compliance Amendment for VeriSign's approval which shall not be unreasonably withheld. Affiliate shall not use nor shall distribute any Translated Version or Compliance Amendment which has not been approved in writing by VeriSign. Upon written request from VeriSign, VeriSign shall have the right to review Affiliate's Web site used for the provision of VeriSign Products and Services.

      3.2 Assignment of Translated Versions and Compliance Amendments. Affiliate hereby assigns and agrees to assign to VeriSign any and all right, title and interest Affiliate may have in the Translated Versions and Compliance Amendments, and all portions and copies thereof in any form, including, without limitation, each of the following rights, to the full extent permitted under applicable law: (i) the entire copyright in all Translated Versions and Compliance Amendments, whether vested, contingent or future, including without limitation all economic rights and all exclusive rights to use all Translated Versions and Compliance Amendments, subject to the rights granted in Section 3.3 below; (ii) all rights in and to any inventions, designs, and marks embodied in all Translated Versions and Compliance Amendments, including without limitation all utility and design patent rights and equivalent rights in and to such inventions and design rights, and all trademark and service mark rights; and
(iii) all rights of action and all other rights of whatever nature in and to all Translated Versions and Compliance Amendments, whether now known or in the future created, to which Affiliate is now or may at any time after the date of this Agreement be entitled to hold in any portion of any Translated Version or Compliance Amendments under applicable law, to VeriSign. Affiliate also assigns and transfers to VeriSign all right, title, and interest in and to any documents, magnetically or optically encoded media, and other materials created by Affiliate in connection with all Translated Versions and Compliance Amendments. Affiliate will not take any action, whether judicial or otherwise, that has the purpose or effect of challenging or diminishing the rights of VeriSign in all Translated Versions and Compliance Amendments as described herein.

            3.2.1 Moral Rights Waiver. If despite Affiliate's desire that all rights to Translated Versions and Compliance Amendments vest automatically in VeriSign, it is determined that Affiliate or its employees or agents retain moral rights in Translated Versions or Compliance Amendments, Affiliate hereby declares on its own behalf and on behalf of its employees and agents that: (i) it does not wish its name to be used in connection with the Translated Versions, Compliance


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 4


Amendments or any derivative works of or upgrades or updates thereto; (ii) it shall have no objection to publication and use of the work in the manner described in this Agreement; (iii) it forever waives and agrees not to claim or assert its or their entitlements to any and all moral rights of an author in any works developed by it, him or her as provided for by applicable laws in force in each applicable jurisdiction; and (iv) it forever releases VeriSign and its successors and assigns from any claims that Affiliate could otherwise assert against VeriSign by virtue of any such moral rights.

            3.2.2 Applications, Renewals, Further Assignments and Transfers. The rights assigned, transferred, and licensed to VeriSign hereunder shall include:
(i) the exclusive right to make and secure applications and registration; (ii) the exclusive exercise of such rights for the unlimited, entire period of such rights throughout the world; (iii) the exclusive right to renewals, reversions, and extension of such rights; and (iv) the exclusive right to authorize, transfer, license, sublicense, deal in, dispose of, and assign others to own or exercise such rights, title and interests. Without limitation, Affiliate acknowledges that all rights of every kind and nature whatsoever in Translated Versions and Compliance Amendments may be assigned by VeriSign to such other successors and assigns as VeriSign sees fit, subject to the rights granted to Affiliate in this Agreement.

            3.2.3 Exclusive Worldwide License. Notwithstanding the foregoing, in the event that, by operation of law, Affiliate is deemed to have retained rights in any portion of a Translated Version or Compliance Amendment, Affiliate grants to VeriSign, its successors and assigns, an exclusive, perpetual, irrevocable, worldwide, nontransferable, assignable paid-up license to use the Translated Versions, Compliance Amendments, and all inventions, designs, and marks embodied therein.

            3.2.4 Agreement Not To Use. Affiliate acknowledges that VeriSign has expended substantial time, financial, and human resources in designing and developing the Software Platform, Selected Applications, Subscriber Documentation, CPS and VeriSign Products and Services, and that components prepared by Affiliate shall comprise only a limited and inseparable portion of the foregoing. Accordingly, Affiliate acknowledges and agrees that Affiliate and its employees, subcontractors, and other representatives have no right to, and will not, directly or indirectly, use any Translated Version or Compliance Amendment in any way, except as explicitly provided in this Agreement or as otherwise agreed in writing by VeriSign. Likewise, Affiliate agrees not to make any application or registration for any intellectual property right in any Translated Version, Compliance Amendment, Software Platform, Selected Application, Subscriber Documentation, CPS or VeriSign Product or Service, in its original or amended forms.

      3.3 Use of Amendments/Translated Versions. In the event that VeriSign delivers to Affiliate Translated Versions or Compliance Amendment, or in the event that Affiliate develops Translated Versions or Compliance Amendments which have been reviewed and approved by VeriSign, Affiliate may use such Translated Versions in substitution for or along with such untranslated versions, but must use such Compliance Amendments for the relevant documents in substitution for such documents as they existed without the Compliance Amendments.

      3.4 License. In exchange for the payment by Affiliate of the applicable fees hereunder, VeriSign grants to Affiliate, a non-exclusive, non-transferable license to use the Software Platforms on CPUs under Affiliate's control, provided that the Software Platforms are used solely in conjunction with Affiliate's performance of this Agreement. Except to the extent expressly authorized in writing by VeriSign, Affiliate is expressly prohibited from sublicensing, selling, renting, leasing or otherwise distributing copies of the Software. Affiliate agrees not to disassemble, decompile, reverse engineer or make any other attempt by any means to discover or obtain the source code for the VeriSign Software. In the event any modifications are made to the VeriSign Software by anyone other than VeriSign (or its designee) or without authority from VeriSign, all warranties with respect to the Software shall immediately terminate. Affiliate shall not copy or reproduce, modify or distribute the Software Platform, Selected Applications, Brand, CPS, Programs, Subscriber Documentation or Translated Versions except as expressly permitted under this Agreement.

      3.5 Installation. After execution of this Agreement, the parties shall use their respective commercially reasonable efforts to complete the installation of the Software Platform and procedures to enable Affiliate to operate as a VeriSign Affiliate hereunder according to a project plan ("Project Plan") to be set out by VeriSign. Affiliate shall provide the necessary equipment within time schedules and in the manner set forth in the Project Plan, and VeriSign will provide Affiliate with the appropriate documentation necessary for the installation and operation of the Software Platform. VeriSign, its employees or agents shall comply with Affiliate's safety and operational procedures and shall not interfere with the equipment without prior notification to Affiliate.

      3.6 Maintenance. VeriSign will deliver software patches and Product upgrades as developed by VeriSign. Product upgrades will generally be the prior release updated to include all intermittent patch releases and possible addition of new features. VeriSign will support the current release of the VeriSign Software and one previous release at any given time. Affiliate shall install a new release or Product upgrade within ninety (90) days of receipt. Major new functionality will not


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 2


appear in Product upgrades, but will be offered to Affiliate as separate Software for additional license fees. VeriSign may cease to offer maintenance for any previous version of any VeriSign Software by notice delivered to Affiliate ninety (90) days before such cessation if VeriSign generally ceases to offer maintenance to its licensees of the same version or product.

      3.7 Reproduction. VeriSign hereby grants Affiliate the nonexclusive, non-transferable, except as set forth herein, right and license to reproduce the Software Platform, CPS, Selected Applications, Brand, Subscriber Documentation, Translated Versions and Compliance Amendments as reasonably needed for inactive backup or archival purposes or for the purposes of electronic copying in the provision of the Products Services by Affiliate.

      3.8 Distribution. For the purpose of enabling Affiliate to exercise its rights under Section 2 above, VeriSign hereby grants Affiliate the nonexclusive, non-transferable, except as set forth herein, right and license to reproduce the Subscriber Documentation (and Compliance Amendments related thereto) and Translated Versions and distribute such copies to Company Customers in accordance with the licenses granted in this Section 3.

      3.9 Sublicense. VeriSign hereby grants Affiliate the nonexclusive, non-transferable, except as set forth herein, right and license to grant a sublicense of the OnSite Software to Company Customers in the Territory to whom Affiliate provides OnSite Certificates to act as an LRA for such Company Customers' own internal use. It shall be a condition of any such sublicense that the sublicensee shall enter into an agreement with sublicensor agreeing to be bound by the terms and conditions of this Agreement, insofar as they relate to the sublicense on terms consistent with, and at least as restrictive as this Agreement. VeriSign shall have the right to review and approve such sublicense, which approval will not be unreasonably withheld.. VeriSign further grants Affiliate the nonexclusive, non-transferable, except as set forth herein, right and license to exercise the rights conferred by Section 2, as reasonably needed in relation to any sublicense of the OnSite Software to Company Customers to whom Affiliate provides OnSite Certificates pursuant to this Agreement.

4. PERFORMANCE CRITERIA

      The parties hereto acknowledge that Affiliate's use of the Brand, the Products and Services will at all times reflect upon the reputation and goodwill of VeriSign. Therefore, throughout the term of this Agreement, Affiliate must meet the following criteria:

      4.1 Market Performance Criteria. Affiliate will maintain the leading market share and revenue growth rates for Digital Certificates in the Territory. The measurement of market share shall be based upon Affiliate's Revenue. Approximate market share and growth rates should resemble those of VeriSign and other European VeriSign affiliates under comparable market conditions. Affiliate will commit to a business plan, mutually acceptable to Affiliate and VeriSign, within ninety (90) days of the Effective Date. Such business plan shall include specific revenue growth plans, descriptions of sales and marketing programs and budgets therefor.

      4.2 Operational Excellence. Affiliate shall not have failed a compliance audit as described below, and has used its best efforts to remedy promptly any deficiencies identified in any such audit. Affiliate shall offer and comply with service level agreements to its Subscribers and Company Customers at least as rigorous as those offered by VeriSign for similar services. Affiliate shall provide technologically up-to-date scaleable systems. Affiliate shall maintain adequate security for its networks, physical facilities and root keys according to the Programs. Affiliate shall maintain levels of customer service and customer satisfaction (the measures for which include, but are not limited to hours for customer service, response times, accuracy and error rates) at least as high as those of VeriSign. Affiliate shall market, maintain and support the VeriSign Products and Services in a manner that reflects favorably on the VeriSign Products and Services and on the good will and reputation of VeriSign.

      4.3 Inspections and Audits. VeriSign shall have the right to inspect, during normal business hours and at VeriSign's expense, Affiliate's facilities and procedures for compliance with the requirements of this Agreement and with the CPS. Affiliate shall cooperate with such inspections, which shall be conducted no more frequently than twice annually, provided Affiliate has not failed the previous inspection. Any such inspection shall not require Affiliate to disclose any Private Key of any Subscriber certified pursuant to the authority granted in this Agreement or any other confidential information of Affiliate not reasonably related to Affiliate's performance of this Agreement. Affiliate shall undertake, on at least an annual basis, a third-party audit of its security infrastructure, policies and procedures, and its compliance with the CPS. Such audits shall be similar in rigor to that undertaken by VeriSign. Affiliate shall cooperate with and bear the costs of such audits.


                                               VeriSign Confidential -- ver. 2.2
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International Affiliate Agreement
Page 6


      4.4 Facilities. Affiliate will provide sites with security measures in accordance with the Program Descriptions. Affiliate will provide VeriSign's employees located at Affiliate's site with reasonable access to the site and with all facilities of the site, which are normally available to Affiliate's employees, and VeriSign shall ensure that all such employees observe Affiliate's site regulations.

5. PAYMENTS AND REPORTS

      5.1 Pricing. Affiliate shall pay to VeriSign the fees set forth in
Schedule 2, which shall be due as of the invoice dates set forth therein, subject to the terms and conditions set forth in this Section 5. All payments by Affiliate shall be in $USD. Affiliate shall bear all risks of exchange rate fluctuation.

      5.2 Price Change. Upon thirty (30) days' notice to Affiliate VeriSign shall have the right to change: 1) the Suggested Retail Price of end-user products referred to in Table 2 of Schedule 2; or, 2) the Annual Fees set forth in Table 1 of Schedule 2 with such increase in Annual Fees not to exceed 10% per year.

      5.3 Late Payment. Any payment which is past due will be subject to a monthly charge at the rate of one and one half percent (1.5%) per month of the amount due or the maximum rate permitted by law, whichever is lower.

      5.4 Technical Support Fees. Without limiting the obligations of Affiliate to pay the fees set forth in Section 5.1 above, VeriSign shall provide maintenance for the VeriSign Software for annual technical support fees as set forth on Schedule 2. VeriSign may cease to offer maintenance for any version of any VeriSign Software by notice delivered to Affiliate ninety (90) days before such cessation if VeriSign generally ceases to offer maintenance to its licensees of the same version or product.

      5.5 Reports. Affiliate shall, within thirty (30) calendar days of the end of each month during the term of this Agreement deliver to VeriSign, a written statement giving particulars of the Service Sell-Through and Revenue recorded by Affiliate during the month and showing the total Fees payable to VeriSign. On a quarterly basis, within thirty (30) calendar days after the end of each calendar quarter, Affiliate shall remit to VeriSign the full amount of the royalty in $USD owed, including Minimum Annual Revenue Commitment, to VeriSign by Affiliate for Digital Certificates and sublicensing Revenue, along with the royalty report.

      5.6 Inspection. Affiliate shall permit VeriSign or its accredited representatives (at VeriSign's cost) to examine Affiliate's relevant books and records, used for the purpose of this Agreement, to verify the payments referred to in Section 5.1 above, during the normal business hours but no more frequently than twice annually. If such amounts are found to be different than those reported, Affiliate will be invoiced or credited for the difference, as applicable. If the deficiency paid by Affiliate is greater than 5% of the royalties reported for any quarter, Affiliate will pay all expenses associated with such audit, in addition to the deficiency.

      5.7 Revenue. Where a refund has been made to a Certificate customer, in accordance with the CPS or by virtue of any failure of the Services caused or substantially contributed to by the Software Platform, Selected Applications and/or the CPS (other than any amendments made by Affiliate), then a sum equal to amount of that refund shall be deducted from Revenue recorded in the period in which the refund is made.

      5.8 Taxes. All taxes, duties, fees and other governmental charges of any kind (including customs duties, import sales, services and use taxes, ) which are imposed by or under the authority of any government or any political subdivision thereof on the fees for any of the Services or Products shall be born by Affiliate and shall not be considered a part of, a deduction from or an offset against such fees. However, as an exception to the foregoing, in the event that Affiliate is required to withhold a portion of its payment to VeriSign hereunder due to taxes based on such gross revenues or net income of VeriSign by any such governmental authority, Affiliate will make VeriSign whole for such amounts by increasing Affiliate's payment to VeriSign.


                                               VeriSign Confidential -- ver. 2.2
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International Affiliate Agreement
Page 7


6. DESIGNATION OF CONTACTS

      6.1 Affiliate Contact. Affiliate hereby designates the person named on Page 1 hereto as the initial Affiliate Contact. Affiliate may designate a successor Affiliate Contact at any time by providing notice to VeriSign in the form of a writing signed by a person authorized by the Board of Directors to execute contracts on behalf of Affiliate and who has been designated as the successor Affiliate Contact and delivered in accordance with Section 14.10 below.

7. MARKETING AND PROMOTION

      Affiliate may represent itself as an authorized VeriSign International Affiliate for VeriSign Certificates and Certificate services. VeriSign agrees to identify Affiliate as an authorized provider of Certificates in the Territory on its Web site and in other marketing materials identified as appropriate by VeriSign. VeriSign grants Affiliate the right to disclose that VeriSign is a vendor of Affiliate. VeriSign also grants Affiliate the right to display VeriSign's logo on Affiliate's Web site in one of the forms shown in VeriSign's trademark usage guidelines policy or on VeriSign's Web site. Affiliate shall not acquire any other rights of any kind in VeriSign's trade names, trademarks, product name or logo by use authorized in this Section. As additional consideration for the rights granted to Affiliate herein, and as a covenant, Affiliate agrees to use the Brand as directed by VeriSign in accordance with the Program Descriptions.

8. INTELLECTUAL PROPERTY RIGHTS

      8.1 Ownership. Affiliate Acknowledges That Verisign, Its Vendors, And/Or Its Licensors Retain All Intellectual Property Rights And Title (Including Any Patent, Copyright, Trademark And Other Rights) In And To Verisign Proprietary Data, Verisign Proprietary And/Or Commercial Software, And The Ideas, Concepts, Techniques, Inventions, Processes, Software Or Works Of Authorship Developed, Comprising, Embodied In, Or Practiced In Connection With The Products And Services Provided By Verisign Hereunder, Including Without Limitation The Verisign-Designated Hardware And Software Supporting Such Services And The Verisign Web Site Interface Designated For Affiliate's Use (Collectively, The "Service Components"). The Service Components Do Not Include Affiliate's Browser Software Or Affiliate's Base Hardware Platform.

      8.2 Derivative Works. Title to and all intellectual property rights in any Derivative Work made by or for VeriSign or Affiliate during this Agreement shall at all times belong to VeriSign. VeriSign hereby reserves and retains ownership of all intellectual property rights associated with works created by VeriSign prior to the work hereunder, and Derivative Works thereof, including without limitation Derivative Works developed or created by VeriSign or its personnel during the course of performing the Services for, or providing the Products to, Affiliate. VeriSign shall grant Affiliate at no cost a non-exclusive non-transferable (except as otherwise permitted under this Agreement) license to use and exploit Derivative Works provided by Affiliate and third parties to VeriSign solely for the purpose of providing the Services and subject to restrictions imposed on VeriSign in its agreements with such third parties.

      8.3 VeriSign Trademarks. Affiliate shall use the Brand in accordance with VeriSign's written Logo and Trademark Usage guide as defined in Schedule 4. Unless approved in writing in advance by VeriSign, Affiliate shall not use any other trademarks together with the Brand other than the Affiliate Corporate Mark on or in connection with the provision of the Services. Affiliate shall not, in its name or in the name of any other subsidiary or affiliate company, use or register or attempt to register as a trademark anything which is likely to be confused with any mark, name, logo, domain name or device of VeriSign, without first obtaining the prior written approval of VeriSign. Affiliate shall not authorize any third party to use the Brand and shall use its reasonable efforts to prevent them from doing so and shall inform VeriSign of any unauthorized use of the Brand of which it becomes aware. Affiliate shall, at VeriSign's request, change any literature, advertising or promotional material, produced by itself or on its behalf, which VeriSign reasonably believes is detrimental to the validity or reputation of the Brand or which misuses the same.

      8.4 Affiliate Trademarks. Affiliate authorizes VeriSign to use the Affiliate Corporate Mark in accordance with the "Instructions for Use of the Affiliate Corporate Identity" the current version of which is set out in
Schedule 5 attached hereto. VeriSign agrees that it shall only use the Affiliate Corporate Mark in accordance with the "Instructions for Use of the Affiliate Corporate Identity" the current version of which is set out in Schedule 5 attached hereto. VeriSign shall not, without Affiliate's prior written agreement, use any other trademarks together with the Affiliate Corporate Mark other than the Brand on or in connection with the provision of the Services. VeriSign shall not, in its name or in the name of any other subsidiary or affiliate company, use or register or attempt to register as a trade mark anything which is likely to be confused with any mark, name, logo or device of Affiliate, without first obtaining the prior written approval of Affiliate. In the event Affiliate modifies


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Page 8


its Instructions for Use of Affiliate Corporate Identity, it shall give VeriSign written notice thereof and sixty (60) calendar days to comply with such changes.

9. INDEMNITIES

      9.1 Intellectual Property. VeriSign will defend, at its own expense, any action or claim brought against Affiliate to the extent it is based on a claim that the Software Platform, Selected Applications, the Subscriber Documentation, CPS, or Brand infringes any copyright, trade secret, patent, trademark or is defamatory or would constitute false advertising in the Territory and will pay to Affiliate any costs, damages and expenses awarded against or reasonably incurred by Affiliate in any such action or claim or incurred by Affiliate through settlement of such claim provided:

            a) Should any of the Software Platform, Selected Applications, the Subscriber Documentation, CPS, or Brand become (or in VeriSign's reasonable opinion be likely to become) the subject of any such claim, Affiliate will permit VeriSign, at VeriSign's option and expense to: (i) procure for Affiliate the right to continue using the subject Software Platform, Selected Applications, the Subscriber Documentation, CPS, or Brand; or (ii) replace or modify such Software Platform, Selected Applications, the Subscriber Documentation, CPS or Brand so that it becomes non infringing; or (iii) suspend the Agreement with respect to such allegedly infringing Software Platform, Selected Applications, the Subscriber Documentation, CPS or Brand until the infringement claim has otherwise been resolved. If none of the foregoing options is reasonably available to VeriSign, then VeriSign, at its sole option, may terminate use of the affected Product and/or Service without further obligation or liability on the part of VeriSign, except as set forth herein. If VeriSign modifies any of the Software Platform, Selected Applications, the Subscriber Documentation, CPS or Brand to avoid a claim of infringement, VeriSign will have no obligation to indemnify Affiliate with respect to any such unmodified Software Platform, Selected Application, the Subscriber Documentation, CPS or Brand, as the case may be, used or distributed by Affiliate after VeriSign has communicated in writing the modification or the fact thereof to Affiliate; and

            b) VeriSign shall have no liability to Affiliate under this section with respect to any claim for infringement to the extent that it is based upon:
(i) the combination of the Software Platform, Selected Applications, the Subscriber Documentation, CPS or Brand with any product or service not furnished by VeriSign; (ii) any modification of the Software Platform, Selected Applications, the Subscriber Documentation, CPS or Brand by a party other than VeriSign, regardless of VeriSign's review and approval of such modifications;
(iii) the failure to install in accordance with VeriSign's reasonable instructions an update or revision supplied by VeriSign or as otherwise expressly set forth herein (except where VeriSign is obliged to carry out such installation in accordance with this Agreement); or (iv) the use of the Software Platform, Selected Applications, the Subscriber Documentation, CPS or Brand in any way not permitted by this Agreement.

      9.2 Sole and Exclusive Remedy. THE RIGHTS AND REMEDIES SET FORTH IN
SECTION 13.1 CONSTITUTE THE ENTIRE OBLIGATIONS OF VERISIGN AND THE EXCLUSIVE REMEDIES OF AFFILIATE CONCERNING PROPRIETARY RIGHTS INFRINGEMENT RELATING TO VERISIGN PRODUCTS AND SERVICES.

      9.3 Equipment. VeriSign shall indemnify Affiliate against any loss or damage to the Equipment to the extent that such loss or damage is by the acts or omissions of VeriSign its employees or agents.

      9.4 Translated Versions and Compliance Amendments. Affiliate agrees to indemnify and hold VeriSign harmless from any and all loss, liability, claims, and damages to the extent that it is based on a claim that any Translated Version, Compliance Amendment or other material produced by Affiliate infringes any third party's copyright, trade secret, patent, trademark or is defamatory or would constitute false advertising, unless such liability, claim or damage arises out of the Software Platform, Selected Applications, the Subscriber Documentation, CPS or Brand delivered by VeriSign in its unmodified form.

      9.5 Acts. Affiliate shall indemnify VeriSign from: (i) any and all liability of VeriSign to third parties caused by the negligent acts of Affiliate or any documentation, service or any other item furnished by Affiliate to Subscribers, Company Customers and third parties, other than liability arising from the use of the Software Platform, Selected Applications, the Subscriber Documentation, CPS, or Brand or other document or material provided to Affiliate by VeriSign in its unmodified form (unless such liability would not have arisen in the absence of modification to any of the foregoing), including, but not limited to, the Compliance Amendments and the Translated Versions; and (ii) any liability of VeriSign arising in connection with a misrepresentation to any party with respect to the Software Platform, Selected Applications, the Subscriber Documentation, Translated Versions, CPS, the Compliance Amendments or Brand, except where such misrepresentation was directly based on information provided to Affiliate by VeriSign in writing; or (iii) any liability of VeriSign to the extent that it is based on any intellectual property infringement or alleged infringement caused by the provision of the Services by Affiliate,


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to the extent that such action results from any methodology, specification or statement of work carried out and defined by Affiliate which was not done in accordance with the instructions given by VeriSign.

      9.6 Corporate Mark and Equipment. Affiliate shall indemnify VeriSign against all claims, proceedings, damages, reasonable costs and expenses arising from infringement (or alleged infringement) of any intellectual property rights by reason of Affiliate's use of the Brand in the event that the Brand has not been used by Affiliate in accordance with Section 8.3 and Schedule 4. Affiliate shall also indemnify VeriSign against any loss or damage to VeriSign's equipment used in relation to the provision of the Services to the extent that such loss or damage is caused or contributed to by the acts or omissions of Affiliate's employees or agents. VeriSign shall indemnify Affiliate against all claims, proceedings, damages, reasonable costs and expenses arising from infringement (or alleged infringement) of any intellectual property rights by reason of VeriSign's use of the Affiliate Corporate Mark in the event that the Affiliate Corporate Mark has not been used by VeriSign in accordance with Section 8.4 and
Schedule 5.

      9.7 CPS. Affiliate shall indemnify VeriSign against all claims, proceedings, damages, reasonable costs and expenses to the extent that it is based on any disclosure, otherwise than in accordance with the CPS, as amended pursuant to this Agreement, of the Private Key provided to Affiliate pursuant to this Agreement or any part thereof by a Affiliate employee or agent.

      9.8 Conditions. The indemnities given by both parties in this Section 9 are subject to the conditions that:

            (i) the indemnified party shall notify the indemnifying party in writing, as soon as is reasonably practicable, of the existence of any claim against the indemnified party;

            (ii) the indemnifying party shall have sole control over the conduct of the claim including, without limitation, the settlement of the defense and negotiations for any settlement;

            (iii) the indemnified party shall take all reasonable steps not to prejudice the defense of any claim;

            (iv) the indemnified party will use reasonable efforts to cooperate with the defense of any claim;

            (v) the indemnifying party will consult with the indemnified party as to the conduct of defense and shall take such steps as are reasonable in the circumstances in response to such consultation.

10. WARRANTIES; DISCLAIMERS AND LIMITATIONS OF LIABILITY

      10.1 Affiliate's Liability Relating To Validation. AFFILIATE SHALL BEAR EXCLUSIVE RESPONSIBILITY AND LIABILITY TO ANY AND ALL PERSONS FOR THE VALIDATION OF ALL CERTIFICATE APPLICATIONS THAT AFFILIATE APPROVES AND FOR THE CONDUCT OF AFFILIATE ADMINISTRATORS AND/OR LRAAS. VERISIGN DISCLAIMS ALL SUCH RESPONSIBILITY AND LIABILITY. AFFILIATE ACKNOWLEDGES THAT AFFILIATE IS SOLELY RESPONSIBLE FOR THE APPROPRIATENESS OF THE PRODUCTS AND SERVICES FOR AFFILIATE'S INTENDED APPLICATION AND USE; VERISIGN DOES NOT WARRANT THAT THE PRODUCTS AND SERVICES PROVIDED HEREUNDER SHALL MEET AFFILIATE'S REQUIREMENTS.

      10.2 Warranty Regarding Platform. VeriSign warrants that the Platform delivered to Affiliate will meet the functionality criteria set forth in the Program for a period of twelve (12) months from the date of installation of the Platform delivered to Affiliate in accordance with the Project Plan and, in respect of new applications, significant upgrades or modifications subsequently delivered to Affiliate, the warranty shall be in effect for the period of ninety
(90) calendar days from the date of installation. VeriSign shall use reasonable efforts to ensure that the software delivered to Affiliate in accordance with this Agreement shall contain no virus as that term is normally understood in the computer industry, although it is understood and acknowledged by Affiliate that viruses may occur. In the event of any failure of the Platform, VeriSign shall remedy such failure, in accordance with the Service Levels defined in the Program Description which shall be Affiliate's sole and exclusive remedy for non-performance of the Platform or for breach of the warranties set forth in this Section 10, unless otherwise specifically set forth herein.

      10.3 Disclaimer. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES CONTAINED IN HEREIN, IF ANY, VERISIGN'S PRODUCTS AND SERVICES, INCLUDING BUT NOT LIMITED TO THE SERVICE COMPONENTS, ARE PROVIDED "AS IS" AND VERISIGN MAKES NO WARRANTIES WHATSOEVER WITH


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RESPECT TO USEFULNESS, FUNCTIONALITY, RESULTS, OR OPERABILITY THEREOF. VERISIGN
HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES, AND CONDITIONS, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

      10.4 Limitation on Damages. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY'S LIABILITY TO THE OTHER OR TO ANY SUBSCRIBER OR TO ANY THIRD PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PRODUCTS OR SERVICES EXCEED THE ACTUAL AMOUNT OF PAYMENTS MADE BY AFFILIATE TO VERISIGN UNDER THIS AGREEMENT FOR THE TWENTY-FOUR (24) MONTH PERIOD PRECEDING THE LIABLE PARTY'S RECEIPT OF NOTICE OF A CLAIM. NEITHER PARTY SHALL BE LIABLE TO THE OTHER EITHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE FOR DIRECT OR INDIRECT LOSS OF PROFITS, BUSINESS OR ANTICIPATED SAVINGS, NOR FOR ANY INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE.

      10.5 Insurance. Affiliate shall, at its own expense, maintain standard errors and omissions insurance in an amount equal to at least two million U.S. dollars (US $2,000,000).

11. CONFIDENTIALITY

      11.1 Confidential Information. "Confidential Information" means any confidential, trade secret or other proprietary information disclosed by one party to the other under this Agreement which is marked confidential or if disclosed orally expressed to be confidential at the time of disclosure and subsequently confirmed as confidential in writing to the other party, except information that: (i) is public knowledge at the time of disclosure, (ii) was known by the receiving party before disclosure by the disclosing party, or becomes public knowledge or otherwise known to the receiving party after such disclosure, other than by breach of a confidentiality obligation, or (iii) is independently developed by the receiving party by persons without access to Confidential Information of the disclosing party.

      11.2 Protection of Confidential Information. The receiving party shall (i) not disclose the Confidential Information to any third party, (ii) not use the Confidential Information in any fashion except for purposes of performing this Agreement, and (iii) take steps consistent with its protection of its own confidential and proprietary information (but in no event exercise less than reasonable care) to prevent unauthorized disclosure of the Confidential Information. Each party acknowledges that breach of this Section will cause irreparable harm to the disclosing party entitling the disclosing party to injunctive relief, among other remedies.

      11.3 Mutual Cooperation. Each party will notify and cooperate with the other party in enforcing the disclosing party's rights if such party becomes aware of a threatened or actual violation of the disclosing party's confidentiality requirements by a third party. Upon reasonable request by the disclosing party, the receiving party will provide copies of the confidentiality agreements entered into with its agents or independent contractors.

      11.4 No Limitation. Nothing in this Agreement shall, or is intended to, limit VeriSign's ability to develop or enhance its products and services in any manner whatsoever, including use of knowledge gained as a result of the performance by VeriSign of its obligations hereunder, provided that VeriSign does not use or disclose Affiliate Confidential Information.

12. DISPUTE RESOLUTION

      12.1 Informal Dispute Resolution. Should any dispute or disagreement between VeriSign and Affiliate arise relating to any provision of this Agreement (except with respect to any other provision herein which expressly exempts itself from the application of this Section 12.1), either party may give written notification of such dispute or disagreement to the designated representative of the other party, who shall be the Vice President of Sales for VeriSign and the CEO for Affiliate, as of the date of this Agreement (the "Designees"). The Designees shall communicate with each other promptly with a view to resolving such dispute or disagreement within thirty (30) calendar days of commencing their negotiations (or such extended period as the Designees agree is appropriate in any case). In the event that a dispute or disagreement is not resolved by the Designees within such time period, the Designees shall refer the dispute for discussion and resolution to the Chief Executive Officer of VeriSign and the President of Affiliate, who shall have an additional thirty (30) calendar days to meet and confer concerning a possible resolution.


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           12.2 Agreement to Arbitrate. After expiration of the time periods set forth in Section 12.1 without a resolution any dispute, controversy, demand, or claim arising out of or relating to this Agreement, to the transactions contemplated by this Agreement, or to the formation, interpretation, performance, breach or termination thereof, which cannot be settled by direct negotiation between the parties, shall be finally settled and determined by arbitration administered by the International Chamber of Commerce (the "ICC") under its then current Rules of Conciliation and Arbitration (the "ICC Rules"). The written award of the arbitrators shall be final and binding upon the parties, and judgment on or enforcement of the award so rendered may be sought, had or entered in any court having jurisdiction.

                  (a) Initiation of Arbitration, Any party may initiate arbitration by filing a written request for arbitration with the Secretariat of the ICC. A copy of the request shall be furnished to all other parties in accordance with the provisions of the ICC Rules and Section 14.9.

                  (b) Appointment of Arbitrators. Each party shall appoint an arbitrator, and after consultation with the parties the ICC shall appoint a third arbitrator. Each arbitrator so appointed shall have an international reputation as being experienced in the legal and technical matters related to the dispute.

                  (c) Location of the Arbitration. The seat of arbitration shall be the Territory, if the request for arbitration is first made by VeriSign, or Santa Clara County, California, if the request for arbitration is first made by Affiliate. The arbitrators may hold hearings at such other locations as the arbitrators shall determine, after consultation with the parties.

                  (d) Language of Arbitration. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or true copy thereof.

                  (e) Terms of Reference. In addition m those matters required by the ICC Rules to be included in the Terms of Reference, the arbitrators shall, after consultation with the parties, include within the Terms of Reference appropriate provisions which:

                        (i) require the disclosure of all exhibits expected to be used by the parties at the arbitration, and the exchange of complete copies of all such exhibits in advance of.the arbitration;

                        (ii) determine the dates for the exchange of said written disclosures and copies of said exhibits;

                        (iii) require file the written disclosure of the identity of all witnesses whom the parties expect to call at the arbitration;

                        (iv) determine the dates for the exchange of the written disclosures of the identity of witnesses which the parties expect to call at the arbitration;

                        (v) determine the dates for the exchange of sworn narrative statements containing the testimony of all witnesses whom the parties expect to call at the arbitration,

                        (vi) require that the sworn narrative testimony of witnesses be submitted in substitution for the direct examination of the witness, and that all witnesses whose sworn testimony is submitted for consideration by the arbitrators must present him or herself for cross examination at the time and place of the arbitration hearing, unless some other procedure providing the parties with a full and complete opportunity for cross-examination has been established and provided by the arbitrators, the parties and the witness;

                        (vii) prohibit, except upon a showing of good cause, or for purposes of rebuttal, the receipt into evidence of any exhibit not disclosed by the parties, nor shall the arbitrators permit a party to present the testimony of any witness whose identity and testimony was not exchanged prior to the arbitration; and

                        (viii) permit discovery as reasonable and necessary for the orderly preparation of the dispute for hearing and determination of the dispute (said discovery may include requests for production of documents and depositions of witnesses who cannot be summoned to the arbitration or are otherwise unavailable to attend the arbitration).

                  (f) Limitation on Remedies. The arbitrators are precluded from awarding punitive or exemplary damages, and may not award any indirect, special, incidental or consequential damages except upon a showing of bad faith. In


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
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Page 12


no event shall the arbitrators have the power of an amiable compositor.

                  (g) Resort to the Courts. Nothing in this Agreement prohibits any party from seeking interim or conservatory relief in any court of competent jurisdiction; provided, however that neither the filing of an application for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, nor the granting of such relief, shall be deemed to be a waiver of the obligation of the party to have the dispute heard and determined solely and exclusively by arbitration.

                  (h) Survival. The rights and obligations of the parties as described herein shall survive the termination, expiration, non-renewal, or rescission of the Agreement between the parties.

13. TERM AND TERMINATION

      13.1 Term. This Agreement shall become effective as of the Effective Date set forth on page 1, and shall remain in effect for the term set forth on page
1. This Agreement shall renew automatically at Affiliate's option for additional five one (1) year periods based on affiliates meeting market performance and minimum royalty.

      13.2 Termination for Regulatory Ruling. Either party may terminate this Agreement with immediate effect on notice to the other party in the event that a decision or action of a regulatory body or authority with jurisdiction over either party's business renders or declares the provision of the Software Platform, Selected Applications, Brand, Translated Versions and CPS by VeriSign to Affiliate or the Services or a substantial part thereof unlawful, provided that before exercising this right, the parties will use all reasonable efforts to consider whether it is practical to alter such software and CPS to comply with the law and the parties will use reasonable efforts to negotiate an amendment of this Agreement to accommodate the alteration.

      13.3 Termination For Insolvency. Either party may terminate this Agreement on thirty (30) days notice if the other: (i) is the subject of a bankruptcy order; (ii) becomes insolvent; (iii) makes any arrangement or assignment for the benefit of its creditors; (iv) if it goes into either voluntary or involuntary liquidation; or (v) a receiver or administrator is appointed over its assets or ceases to do business in the ordinary course.

      13.4 Termination for Breach. Subject to Section 13.3 either party may terminate this Agreement on sixty (60) days notice if the other: (i) commits a material breach of this Agreement, which is capable of remedy, and fails to remedy the breach within a reasonable fifteen (15) calendar days of a written notice to do so; or (ii) commits a material breach of this Agreement which cannot be remedied; or (iii) is repeatedly in breach of this Agreement; except that if there is a fault in the provision or performance of the Software Platform, Selected Applications, or CPS or the provision of Services (insofar as such a fault is a breach of this Agreement and has not been remedied in accordance with the terms of this Agreement) then the right to terminate shall exist only in respect of that part of the Software Platform, Selected Applications, Subscriber Documentation or CPS or the provision of the Services, except where such termination would fundamentally hinder the operation of Affiliate as a Certification Authority.

      13.5 Effect of Termination. Upon expiration or termination of this Agreement for any reason, all use of Software Platform, Selected Applications, Brand, Subscriber Documentation, Translated Versions, and CPS by Affiliate to issue Digital Certificates shall cease, although Affiliate may use the same for the purpose of providing support to Company Customers to whom Affiliate has issued Digital Certificates prior to the date of termination. Unless alternative arrangements are made by the parties, Affiliate shall:

            (a) perform the obligations of an Issuing Authority pursuant to
Section 3.21 of the CPS in the event of an early termination of this Agreement. Notwithstanding the foregoing, in the event that this Agreement expires at the end of its term, the parties will cooperate in developing a separate transition plan, which shall include a date on which VeriSign will cease issuing Certificates in conjunction with the Affiliate. During such transition period VeriSign will continue for the shorter of one year or expiration of all relevant Certificates to provide CRLs or an on-line database containing Certificate status information and revocation services. In the event of any termination (including expiration) of this Agreement, VeriSign will revoke VeriSign's certification of Affiliate's root keys and will transfer Affiliate's root keys to Affiliate; and

            (b) Upon termination or expiration of this Agreement, all uses by the parties of the trademarks or service marks of the other shall cease and each party will promptly return to the other the Confidential Information of the other party in its possession, except as necessary to fulfill rights or obligations of the parties surviving such termination or expiration,


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unless either party authorizes the other to destroy such Confidential
Information. Such expiration of termination shall not affect Sections 8, 9, 10, 11, 12, 13 and all limitations of liability of this Agreement, which shall continue in full force and effect to the extent where necessary to permit the complete fulfillment thereof. Affiliate will continue to pay VeriSign the amounts specified in Section 9 with respect to any revenues received in connection with such Services which have accrued prior to termination.

14. GENERAL.

      14.1 Governing Law. The internal laws of the State of California, U.S.A., regardless of any choice of law principles, shall govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties. THE PARTIES AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT AND ITS APPLICATION IS HEREBY EXPRESSLY EXCLUDED.

      14.2 Binding Upon Successors; Assignment. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the parties hereto. Neither party may assign or transfer any of their rights or obligations under this Agreement, without the written consent of the other, except that VeriSign may assign or delegate its rights and obligations under this Agreement to the survivor of a merger between VeriSign and another entity or to the acquirer of substantially all of the assets of VeriSign to which this Agreement relates. Any purported assignment of this Agreement not in compliance with this Agreement shall be void and of no effect and shall permit the other party to terminate this Agreement pursuant to Section 13.5.

      14.3 Severability; Enforcement; No Waiver. The unenforceability of any provision or provisions of this Agreement shall not impair the enforceability of any other part of this Agreement. If any provision of this Agreement shall be deemed invalid or unenforceable, in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provision to render it valid, enforceable, and, insofar as possible, consistent with the original intent of the parties. The failure of a party, at any time or from time to time, to require performance of any obligations of the other party hereunder shall not be deemed a waiver and shall not affect its right to enforce any provision of this Agreement at a subsequent time.

      14.4 Entire Agreement. This Agreement, the Schedules attached hereto, the CPS and the Programs constitute the entire understanding and agreement of the parties, whether written or oral, with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings between the parties. In the event of any conflict between the CPS, the Programs or the Subscriber Documentation and this Agreement, the CPS shall prevail and in the event such conflict remains unresolved by the terms of the CPS, the text of this Agreement shall prevail.

      14.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived, only by writing signed by the parties to be bound thereby.

      14.6 Export Compliance and Foreign Reshipment Liability. This Agreement is expressly made subject to any laws, regulations, orders or other restrictions on the export from the United States of America of software, hardware, or technical information, which may be imposed from time to time by the government of the United States of America. Regardless of any disclosure made by Affiliate to VeriSign of an ultimate destination of the software, hardware, or technical information and, notwithstanding anything contained in this Agreement to the contrary, Affiliate will not modify, export, or reexport, either directly or indirectly, any software, hardware, or technical information, or portions thereof, without first obtaining any and all necessary licenses from the United States government or agencies or any other country for which such government or any agency thereof requires an export license or other governmental approval at the time of modification, export, or reexport. Affiliate's use of the Product(s) or Service(s) or any software or hardware provided therewith is limited solely to the uses set forth in this Agreement. Notwithstanding the foregoing, VeriSign shall be responsible for complying with the appropriate United States laws for export of the its deliverables hereunder to Affiliate in the Territory.

      14.7 Permitted Use. Affiliate's permitted use of Product(s) and Service(s) or any software or hardware provided therewith is limited solely to the uses set forth in this Agreement.

      14.8 Attorneys' Fees. In any action to enforce or interpret any part of this Agreement, the prevailing party shall, to the extent permitted by law, be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).


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      14.9 Notices. Any notice, demand, or request with respect to this
Agreement shall be in writing and shall be effective on the date received (unless the notice specifies a later date) only if it is sent by a courier service that confirms delivery in writing, or if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

VeriSign:         To the address set forth on page 1
                           Attention:  Stratton Sclavos, President & CEO

Affiliate:        To the address set forth on page 1
                           Attention:  Mr. Aldo Petersen, CEO

Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section. Affiliate shall immediately notify VeriSign of any legal notices served on Affiliate, which might affect VeriSign, and shall promptly forward the original or a copy of such notice to VeriSign.

      14.10 Non-Disclosure of Agreement Terms. Neither party shall disclose to third parties, excluding information required by regulatory bodies, other than its agents and representatives on a need-to-know basis, the terms of this Agreement or any Schedules hereto without the prior written consent of the other party, except either party shall be entitled to disclose (i) such terms to the extent required by law; and (ii) the existence of this Agreement.

      14.11 Third Party Beneficiaries. No provision of this Agreement are intended nor shall be interpreted to provide or create any third party beneficiary rights or any other rights of any kind in any other party. Notwithstanding the foregoing, VeriSign's suppliers of Products delivered hereunder shall enjoy the same disclaimers of warranty, limitations on liability and similar exculpatory provisions with respect to such products as does VeriSign.

      14.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively shall constitute one and the same instrument.

      14.13 Due Authorization. Each party hereby represents and warrants to the other party that the individual executing this Agreement on behalf of such party is duly authorized to execute this Agreement on behalf of such party and to bind such party hereby.

      14.14 Independent Parties. The relationship of VeriSign and Affiliate is that of independent contractors. Neither party nor their employees, consultants, contractors or agents are agents, employees or joint venturers of the other party, nor do they have any authority to bind the other party by contract or otherwise to any obligation. Each party shall ensure that the foregoing persons shall not represent to the contrary, either expressly, implicitly, by appearance or otherwise. VeriSign shall retain the right to perform work and provide products and services for others during the term of this Agreement.

      14.15 Publicity. Each party grants to the other party the right to disclose that it is a vendor/vendee of the other party and Affiliate grants VeriSign the right to name publicly announced Affiliate Products. Neither party shall announce or otherwise publicize this Agreement prior to the Effective Date, nor without the prior consent of the other party which shall not be unreasonably withheld.

      14.16 Force Majeure. Neither party will be deemed in default of this Agreement, except for defaulted obligations of payment, to the extent that performance of their obligations or attempt to cure any breach are delayed or prevented by reason of causes beyond its control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor or materials. In the event of any such delay, the delayed party may defer its performance for a period equal to the time of such delay, but in no event more than six months, provided that the delayed party gives the other party written notice thereof promptly and, in any event, within fifteen (15) calendar days of discovery thereof, and uses its good faith efforts to cure the breach.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 15


                                   SCHEDULE 1

                                   Definitions
                                   -----------

In addition to the terms defined elsewhere in this Agreement, the following capitalized terms when used in this Agreement shall have the following meanings:

Affiliate means a licensee of VeriSign's Processing or Service Center technology which is authorized to use such technology to market, issue and / or manage the process of issuing and revoking VeriSign digital certificates in a specified geographic territory.

Affiliate Corporate Identity means the Affiliate mark and trade name (both comprising the letters "Affiliate") and the Affiliate Corporate Mark.

Affiliate Corporate Mark means the Affiliate logo.

Brand means VeriSign's proprietary trademarks and service marks listed in the VeriSign Trademark Schedule or similar trademarks and service marks adopted by VeriSign from time to time, which trademark and service marks will be used in accordance with Schedule 4.

Certification Authority means any business or person licensed by VeriSign to use the Software Platform, Selected Applications and CPS for the purpose of issuing, suspending or revoking Digital Certificates in accordance with the CPS.

Client Certificate means a Digital Certificate for non-commercial users of the Internet or similar open systems.

Company Customer means a Private Label Certificate customer or a Custom Public Certificate customer which has acquired Digital Certificates for use by Subscribers within a closed group.

Compliance Amendments means those modifications and amendments made to the Software Platform, Selected Applications, Subscriber Documentation, and the CPS to bring the foregoing in to compliance with the applicable laws and regulations of the Territory.

CPS means the VeriSign Certification Practice Statement being the specification designed by VeriSign of policies, procedures and resources to control the entire Digital Certificate process and transactional use of Public Certificates as may be amended from time to time by VeriSign.

Derivative Work means any modifications, enhancements abridgements condensation, upgrades to and translations of the Software Platform, CPS, Selected Applications, Subscriber Documentation or Brand including but not limited to Translated Versions and Compliance Amendments.

Designated Languages means Danish.

Digital Certificate or Certificate means a message that, at least, states a name or identifies the issuing entity, identifies the subscriber, contains the subscribers public key, identifies the certificates operational period, contains a certificate number, and is digitally signed by the issuing entity.

Effective Date means the date the Agreement is fully executed by VeriSign.

Equipment means the hardware used by Affiliate to provide the Public Certificates and Private Label Certificates

Local Registration Authority or LRA means an entity appointed by a Certification Authority to assist other entities in applying for Digital Certificates, revoking or (or where authorized suspending) their Digital Certificates or both and also approving such applications. An LRA may not delegate the authority to approve Digital Certificate applications.

OnSite Software means the proprietary software used in connection with the VeriSign OnSite service.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 16


Private Label Certificate means a Digital Certificate in a domain consisting of chained Digital Certificate hierarchy which is entirely self-contained within an organization or network and which is not designed to be interoperable with or intended to interact through public channels with any external organizations networks or through any other authorities.

Private Key means a mathematical key which is kept private to the owner and which is used through public key cryptography to encrypt electronic authenticity data and create a Digital Signature which will be decrypted with the matched Public Key.

Processing Center means the Affiliate's operation of the VeriSign Processing Center Software which enables the Affiliate to provide VeriSign Internet Trust Services and Certificate lifecycle services within the Territory.

Products means any of the product provided by VeriSign pursuant to the Agreement.

Public Certificate means a Digital Certificate in a domain consisting of a system of chained Certificates leading from Affiliate or VeriSign to Subscribers in accordance with the CPS (in the case of Affiliate, as amended pursuant to this Agreement). All Custom Public Certificates issued by any Certification Authority shall be treated as if they were Public Certificates

Public Key means a mathematical key which is available publicly and which is used through public key cryptography to decrypt electronic authenticity data which was encrypted using the matched Private Key and to verify Digital Signatures created with the matched Private Key.

Revenue - Unless otherwise provided, Revenue means all gross revenue recorded by Affiliate from the Products and Services, plus professional services revenues generated by Affiliate, less value-added-taxes or sales taxes and includes revenue from the provision of any sale of Digital Certificates issued by Affiliate or sublicensing or rights hereunder.

Selected Applications means the individual applications (e.g. Class 1,2 or 3) that run on the Software Platform set forth in Schedule 3.

Server Certificate means a Certificate used by a Web server to establish Secure Sockets Layer ("SSL") sessions with Web browser software.

Services means the provision of Private Label Certificates and Public Certificates by Affiliate pursuant to the licenses granted in this Agreement.

Service Center means the Affiliate's operation of the VeriSign Service Center Software which enables the Affiliate to provide customer-facing services within the Territory through a VeriSign approved Processing Center.

Software Platform means the Digital Certificate issuance and management software described in the Programs and may include some or all of the following as designated on the Fees Payable Schedule 2: Consumer Service Software; Website Service Center Software; Enterprise Service Center Software for Server and / or Client; and Processing Center Software.

Subscriber means an individual, device or entity to whom a Digital Certificate is issued through a Certification Authority

Subscriber Documentation means the web pages displayed to Digital Certificate applicants for the purpose of enrolment), the text of the e-mail messages sent to Digital Certificate applicants during the enrolment process, help information, FAQ's for Subscribers, the Subscriber Agreement (to the extent that it is defined in the CPS) and the Relying Party Agreements (to the extent that they are defined in the CPS) provided that all the aforementioned are proprietary to VeriSign.

Suggested Retail Price or SRP means VeriSign's then current suggested retail price for Products or Services.

Translated Version means a version of the object code of the Software Platform or Selected Applications, the Subscriber Documentation or CPS created by translating the English version into the Designated Language(s).

VeriSign Software means the Selected Applications and the Software Platform.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 17


                                   SCHEDULE 2

                            Fees Payable to VeriSign
                            ------------------------

 Table 1: Implementation Fees and Ongoing Affiliate Support Programs
                                        *

*Omitted pursuant to the Registrant's Confidential Treatment Application and filed separately with the Securities Exchange Commission.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 18


                               SCHEDULE 2 (CONT'D)

  Table 1: Implementation Fees and Ongoing Affiliate Support Programs (Cont'd)
                                        *

*Omitted pursuant to the Registrant's Confidential Treatment Application and filed separately with the Securities Exchange Commission.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 19


                               SCHEDULE 2 (CONT'D)

    Table 2: Affiliate Revenue Sharing for Sell-Through of VeriSign Services
                                        *

*Omitted pursuant to the Registrant's Confidential Treatment Application and filed separately with the Securities Exchange Commission.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 20


                               SCHEDULE 2 (CONT'D)
             Table 3: Minimum Annual Sell-Through Revenue Commitment
                                        *

*Omitted pursuant to the Registrant's Confidential Treatment Application and filed separately with the Securities Exchange Commission.


                                               VeriSign Confidential -- ver. 2.2

                                   SCHEDULE 3

                           Type of Service Authorized
                           --------------------------

(Select the products that apply)
---------------------------------------------------------------------------------------------------------
Type of Service Authorized            Selected Application                 Class of Certificate
---------------------------------------------------------------------------------------------------------
Processing Center                     Enterprise Service Center
                                      - Client OnSite Service              -Class 2. Private
---------------------------------------------------------------------------------------------------------
Service Center                        Enterprise Service Center
                                      - Secure Server OnSite Service       -Class 3
                                      - Global Server OnSite Service
---------------------------------------------------------------------------------------------------------
Service Center                        Website Service Center
                                      - Secure Site Service                -Class 3
                                      - Global Site Service
---------------------------------------------------------------------------------------------------------
Processing Center                     Consumer Service Center              -Class 1, Class 2, Class 3
                                      - VTN Service                        -Private
---------------------------------------------------------------------------------------------------------


                                               VeriSign Confidential -- ver. 2.2

                                   SCHEDULE 4
                            VeriSign Trademark Usage
                            ------------------------

      Affiliate's use of VeriSign domain names, URL's, email addressing conventions, logos, trademarks, service marks, and product names on or in connection with Affiliate PKI-related product data sheets, packaging, Web pages, advertising, and communications with customers, consumers, and the public is governed by VeriSign's Co-branding and Trademark Usage Guidelines, which are incorporated by reference into this Agreement as contractual requirements and obligations of Affiliate. The VeriSign Co-branding and Trademark Usage Guidelines may be found on VeriSign's Extranet at extranet.verisign.com.
                                                  ----------------------

      It is important that Affiliate, in developing and using its own domain names, URL's, email addressing conventions, logos, trademarks, service marks, and product names for use on or in connection with Affiliate product data sheets, packaging, Web pages, advertising, and communications with customers, consumers and the public, carefully distinguish its own domain names, URL's, email addressing conventions, logos, trademarks service marks, and product names from those of VeriSign. Strict adherence to VeriSign's Co-branding and Trademark Usage Guidelines will help make this distinction clear.

                           GENERAL USAGE REQUIREMENTS

      a. When using VeriSign trademarks and service marks in ads, product packaging, documentation or collateral materials, Affiliate must be sure to use the correct trademark designator. The trademark designator (R) is to be used only in connection with registered trademarks or registered service marks.

      b. The trademark designator TM is to be used in connection with claimed or pending trademarks.

      c. The service mark designator SM is to be used in connection with claimed or pending service marks.

      d. Examples of VeriSign trademarks, service marks and their correct designators are depicted below. A complete listing of VeriSign's trademarks, service marks and their correct designators is set out in VeriSign's Co-branding and Trademark Usage Guidelines, which is updated on a regular basis.

                           VeriSign(R)

                           VeriSign OnSite(R)

                           Digital ID(SM)

                           Digital ID Center(SM)

                           Go Secure!(SM)

      To ensure proper usage and adherence to the Guidelines, Affiliate must submit to VeriSign marketing for review and written approval prior to deployment, any PKI-related materials including Web pages, advertising and collateral.

      Placement of VeriSign logos on Web pages and in advertising, and use of VeriSign product names on Web pages and in advertising, is governed by VeriSign's Co-Branding and Trademark Guidelines.

      Affiliate may not alter VeriSign logos or product names for use with similar products or programs, nor may it use elements of VeriSign logos or product names without VeriSign approval. Usage is governed by VeriSign's Co-branding and Trademark Guidelines.

      Affiliate may not register or use any Domain Name that uses the name and mark VeriSign in the name, or is substantially similar to the name and mark VeriSign. VeriSign also does not permit the name and mark VeriSign, or anything substantially similar, to be used as a designator for a computer or system operated by or for Affiliate. Use of the VeriSign Domain Name by Affiliate is governed by VeriSign's Co-Branding and Trademark Guidelines.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 23


         Affiliate may not use any URL associated with VeriSign without VeriSign's prior written consent. Use of VeriSign URLs is governed by VeriSign's Co-Branding and Trademark Guidelines.

         Affiliate may not use an email address which contains the word and mark VeriSign or any similar name, nor may Affiliate use an email address which uses the name of any VeriSign product without VeriSign's prior written approval. Use of VeriSign products names in connection with email addresses on Affiliate's email system is governed by VeriSign's Co-Branding and Trademark Guidelines.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 24


                                   SCHEDULE 5

                            Affiliate Trademark Usage
                            -------------------------

                           To be provided by Affiliate


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 25

                                   SCHEDULE 6

                                Affiliate Status
                                ----------------

                      This page intentionally left blank.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 27


                                   SCHEDULE 7

                              Key Recovery Software
                              ---------------------

                                    RECITALS
                                    --------

A. IBM Corporation ("IBM") has granted certain licensing and distribution rights ("Licensing Rights") regarding its IBM Key Recovery Server Application family of software products to VeriSign in an IBM/OEM Software Agreement ("IBM Distribution Agreement") entered into between IBM and VeriSign on October 9, 1998 (including Base Agreement and all accompanying Transaction Documents).

B. VeriSign wishes to sublicense certain Licensing Rights to Affiliate ("SubLicense Rights") for the purposes of allowing Affiliate to distribute Key Recovery Software to its customers.

C. All SubLicense Rights granted by VeriSign shall be subject to any limitations imposed on the granting of SubLicense Rights imposed by IBM on VeriSign.

      In consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

1. The following license grants and report keeping terms are hereby made a part of the Agreement:

      a) Distribution of IBM Key Recovery Software. VeriSign hereby grants Affiliate the nontransferable, nonexclusive copyright license to distribute a copy of the IBM Key Recovery Software listed on Schedule 7-A ("Key Recovery Software"), in object code format only, for use by Company Customers only when Key Recovery Software is distributed with OnSite Software with Affiliate to not make any distributions of Key Recovery Software after October 9, 2003. Affiliate shall not alter or modify Key Recovery Software in any way prior to distribution of Key Recovery Software. Affiliate shall take all steps necessary to ensure that the license agreement governing use of OnSite Software by Company Customers ("OnSite License") be distributed with Key Recovery Software and that use of Key Recovery Software by Company Customers shall be governed by the OnSite License. Notwithstanding the foregoing, affiliate shall be permitted to make reproductions of Key Recovery Software for purposes of distribution of Key Recovery Software (pursuant to the terms of this Agreement) provided that no reproduction of Key Recovery Software is made for purposes of distributing Key Recovery Software separate from OnSite Software. Any distribution of Key Recovery Software unbundled from OnSite Software shall result in Affiliate being liable to VeriSign for the full retail price (as determined by IBM) of each copy of Key Recovery Software distributed unbundled from OnSite Software in addition to any collection costs. Affiliate shall not copy or reproduce, modify or distribute Key Recovery Software except as expressly permitted under this Agreement.

      b) Affiliate shall maintain adequate records ("Key Recovery Records") indicating the amount of Key Recovery Software distributed by Affiliate and whether Key Recovery Software was distributed only in conjunction with OnSite Software for a period of at least three years from the effective date of this Amendment. Affiliate shall also make Key Recovery Records available to VeriSign for VeriSign to distribute and/or make available for review by IBM for the purposes of IBM evaluating whether Key Recovery Software was distributed only with OnSite Software until October 1, 2001. Affiliate shall make Key Recovery Records available to VeriSign quarterly or as often as VeriSign reasonably requests Key Recovery Records.

2. All provisions and related terms regarding indemnities, remedies and liabilities (including limitations of liabilities) for intellectual property and proprietary rights infringement ("Intellectual Property Terms") which apply equally towards Software Platform, Selected Applications, the Subscriber Documentation, CPS or Brand (collectively the "Affiliate Used Software and Documentation") shall also apply to Key Recovery Software in the same manner and to the same extent as those Intellectual Property Terms apply towards Affiliate Used Software and Documentation. In the event Affiliate Used Software and Documentation becomes the subject of (or in VeriSign's reasonable opinion is likely to become the subject of) intellectual property infringement claims, any rights granted VeriSign shall also apply, in addition to a right by VeriSign to recall Key Recovery Software used or distributed by Affiliate in breach of the Agreement.

3. All provisions and related terms in the Agreement regarding prohibitions on reverse engineering, decompiling or disassembling of object code shall also apply to the same extent to Key Recovery Software.


                                               VeriSign Confidential -- ver. 2.2

International Affiliate Agreement
Page 27

                                  SCHEDULE 7-A

                        ENTERPRISE SERVICE CENTER PRODUCT

         IBM KeyWorks Toolkit Runtime (Client/Server installs/Seats) IBM KeyWorks Key Recovery Service Provider Toolkit Runtime (Client/Server installs/Seats)

                            PROCESSING CENTER PRODUCT

         IBM KeyWorks Toolkit Runtime (Client/Server installs/Seats) IBM KeyWorks Key Recovery Service Provider Toolkit Runtime (Client/Server installs/Seats)
         IBM Key Recovery Server (KRS) Application


                                               VeriSign Confidential -- ver. 2.2